Exhibit 99.2

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES CLOSING OF STRATEGIC TRANSACTION

June 1, 2011 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its wholly-owned Maritech Resources, Inc. subsidiary (Maritech) has completed the previously announced sale of its interests in oil and gas properties that collectively represent approximately 79% of Maritech’s total proved reserves and $72 million of associated asset retirement obligations as of December 31, 2010. The sale was made to Tana Exploration Company LLC (Tana), a subsidiary of TRT Holdings, Inc. (TRT), for a base purchase price of $222.25 million. At the closing of the sale, Maritech received $173.3 million, representing the base purchase price less $11.1 million that was prepaid in April 2011 and purchase price adjustments, including those adjustments reflecting post-effective date cash flows. The proceeds are subject to post-closing adjustments and do not reflect related transaction expenses.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “With this transaction, we have achieved our objective of essentially exiting the E&P business, since we will be retaining only a small remainder of Maritech’s assets. Our focus going forward will be to invest in the growth of our service businesses. We believe that our strong balance sheet positions us to successfully pursue this strategy.”

TETRA is a geographically diversified  oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the expected benefits from the sale of oil and gas properties, expected results of operational business segments for 2011, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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